3400 North Wolf Road
Franklin Park, Illinois 60131
(847) 455-7111
(847) 455-6930 (Fax)

A. M. CASTLE & CO.

For Further Information:

—————AT THE COMPANY—————	—————AT ASHTON PARTNERS————
Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE
TUESDAY, JULY 31, 2007

A. M. Castle & Co. Reports Record Second Quarter Results;
Secondary Equity Offering Proceeds Reduce Debt

FRANKLIN PARK, IL, JULY 31ST — A. M. Castle & Co. (NYSE:CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, today reported record financial results for the second quarter and six-months ended June 30, 2007.

For the second quarter, consolidated net sales were $372.6 million, an increase of $97.0 million, or 35.2%, from the second quarter of 2006. Net income for the quarter was a record $16.0 million, or $0.78 per diluted share, as compared to $14.1 million or $0.76 per diluted share in the prior year.

Consolidated net sales for the first half of 2007 were $748.0 million, an increase of $193.2 million, or 34.8% from 2006. Net income was $31.6 million, or $1.59 per diluted share, as compared to $29.9 million, or $1.62 per diluted share, in the prior year.

“We are pleased to report record profit levels and continued strong EBITDA margins for the second quarter and first six-months of 2007,” stated Mike Goldberg, President and CEO of A.M. Castle. “Our aerospace business continued to grow in the first half of 2007. We remain bullish on both the Aerospace and Oil and Gas industries as a key element of our targeted growth strategy. We will continue to invest in new opportunities in these targeted industries,” Goldberg further commented.

Metal segment sales were $343.3 million in the second quarter, an increase of $98.6 million, or 40.3%, versus the second quarter of 2006. The acquisition of Transtar Metals (which was completed on September 5, 2006), contributed 29.7% of the 40.3% increase in sales.

Metal segment sales for the first six-months of the year were $689.9 million, an increase of $194.5 million, or 39.2%, from the same period in 2006. The Transtar acquisition accounted for 29.3% of the increase.

“Volume in the balance of our Metals business was softer when compared to the second quarter and first half of last year,” stated Goldberg. “Yet, our average tons sold per day for the first half of this year were similar to those we experienced in the second half of 2006. Despite lower volume, average metal prices for the second quarter and first half of 2007 were higher across most products, and average nickel prices in particular were higher than the comparable periods last year,” Goldberg concluded.

Plastic segment sales were $29.3 million in the quarter, a $1.6 million decrease versus the second quarter of 2006.

Plastic segment sales for the first half of 2007 were $58.0 million, a decrease of $1.4 million compared to last year.

The Company completed a successful secondary equity offering on May 29, 2007 of 5.0 million shares of its common stock at $33.00 per share. Of this offering, 3.0 million shares were offered by A.M. Castle. Net proceeds of $93.2 million were used to repay debt during the second quarter. As a result, the Company’s debt-to-capital ratio was reduced to 31.2% as of June 30th from 49.4% as of March 30, 2007. The Company also previously announced its move to the NYSE on May 14, 2007 in concert with the offering. “The equity offering allowed us to rebalance our capital structure to provide the financial flexibility to execute our growth strategy,” stated Larry A. Boik, Vice President and CFO of A.M. Castle. In addition, the Company’s move to the NYSE marks another great milestone in our history and is reflective of our outstanding growth and financial performance over the past several years,” concluded Boik.

“We remain committed in executing our specialty metals focus strategy to better position ourselves for the future,” Goldberg added. “The success of the secondary offering was a critical stepin allowing us to take a more active role in the ongoing industry consolidation occurring amongst many of our peers both domestically and internationally.”

Commenting on his near term outlook, Goldberg added, “Typically the second half of any fiscal year is impacted by fewer effective shipping days. In addition, softer market conditions in our non-aerospace business and significant decline of nickel pricing are considerations for the third quarter. Over the balance of the year we will reduce inventory levels and manage our expense levels, to offset current market conditions. Longer term we firmly believe that our competitive product offerings and our focus on high-growth industries will provide superior shareholder value,” Goldberg ended.

The Company announced a cash dividend of $0.06 per share payable August 23, 2007 to shareholders of record at close of business on August 9, 2007.

Webcast Information
Management will hold a conference call at 11:00 a.m. ET today to review the Company’s results for the three month and six-month periods ended June 30, 2007. The call can be accessed via the Internet live or as a replay. Those who would like to listen to the call may access the webcast through http://www.amcastle.com.

An archived version of the conference call webcast will be accessible for replay on the above website until the next earnings conference call. A replay of the conference call will also be available for seven days by calling 303-590-3000 (international) or 800-405-2236 and citing code 11093881.

About A. M. Castle & Co.
Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its core metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-added industrial plastics. Together, Castle operates over 65 locations throughout North America and Europe. Its common stock is traded on the New York Stock Exchange under the ticker symbol “CAS”.

Safe Harbor Statement / Regulation G Disclosure
This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities Exchange Commission.

The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income. EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company’s operating results. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance. Our definition of EBITDA used here may differ from that used by other companies. A reconciliation of EBITDA to net income is provided per U.S. Securities and Exchange Commission requirements.

CONSOLIDATED STATEMENTS OF INCOME	For the Three		For the Six
(Dollars in thousands, except per share data)	Months Ended		Months Ended
Unaudited	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$372,608	$275,607	$747,959	$554,800
Costs and expenses:
Cost of materials (exclusive of depreciation)	270,263	195,244	539,713	391,343
Warehouse, processing and delivery expense	34,293	28,981	69,863	58,605
Sales, general, and administrative expense	33,947	25,071	70,341	49,957
Depreciation and amortization expense	4,977	2,654	9,873	5,097
Operating income	29,128	23,657	58,169	49,798
Interest expense, net	(4,163)	(958)	(8,424)	(2,046)
Income before income taxes and equity earnings of joint venture	24,965	22,699	49,745	47,752
Income taxes	(9,994)	(9,397)	(19,871)	(19,639)

Net income before equity in earnings of joint venture	14,971	13,302	29,874	28,113
Equity in earnings of joint venture	1,391	1,056	2,323	2,295
Net income	16,362	14,358	32,197	30,408
Preferred stock dividends	(350)	(243)	(593)	(485)
Net income applicable to common stock	$16,012	$14,115	$31,604	$29,923

Basic earnings per share	$0.81	$0.83	$1.65	$1.78
Diluted earnings per share	$0.78	$0.76	$1.59	$1.62

EBITDA *	$35,496	$27,367	$70,365	$57,190

*Earnings before interest, taxes, and depreciation and amortization
Reconciliation of EBITDA to net income:	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$16,362	$14,358	$32,197	$30,408
Depreciation and amortization expense	4,977	2,654	9,873	5,097
Interest expense, net	4,163	958	8,424	2,046
Income taxes	9,994	9,397	19,871	19,639
EBITDA	$35,496	$27,367	$70,365	$57,190

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)	As of
Unaudited	June 30,	Dec 31,
	2007	2006
ASSETS

Current assets
Cash and cash equivalents	$13,064	$9,526
Accounts receivable, less allowances of $3,184 at June 30, 2007
and $3,112 at December 31, 2006	187,397	160,999
Inventories (principally on last-in, first-out basis)	247,313	202,394
(latest cost higher by $161,591 at June 30, 2007 and $128,404 at December 31, 2006)
Other current assets	16,940	18,743
Total current assets	464,714	391,662
Investment in joint venture	15,223	13,577
Goodwill	101,848	101,783
Intangible assets	62,881	66,169
Prepaid pension cost	5,632	5,681
Other assets	5,564	5,850
Property, plant and equipment, at cost
Land	5,226	5,221
Building	48,944	49,017
Machinery and equipment	147,767	141,090
	201,937	195,328
Less — accumulated depreciation	(131,249)	(124,930)
	70,688	70,398
Total assets	$726,550	$655,120

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$123,726	$117,561
Accrued liabilities	29,689	30,152
Income taxes payable	—	931
Deferred income taxes — current	18,516	16,339
Short-term debt	83,840	123,261
Current portion of long-term debt	6,823	12,834
Total current liabilities	262,594	301,078

Long-term debt, less current portion	67,185	90,051
Deferred income taxes	30,809	31,782
Other non-current liabilities	17,570	16,302
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value - 10,000,000 shares
authorized; 0 shares issued at June 30, 2007 and 12,000 shares
issued and outstanding at December 31, 2006	—	11,239
Common stock, $0.01 par value — authorized 30,000,000
shares; issued and outstanding 22,037,535 at June 30, 2007
and 17,085,091 at December 31, 2006	218	170
Additional paid-in capital	177,666	69,775
Retained earnings	190,173	160,625
Accumulated other comprehensive loss	(14,845)	(18,504)
Deferred unearned compensation	(1,333)	(1,392)
Treasury stock, at cost - 233,077 shares at June 30, 2007
and 362,114 shares at December 31, 2006	(3,487)	(6,006)
Total stockholders’ equity	348,392	215,907
Total liabilities and stockholders’ equity	$726,550	$655,120

A.M. CASTLE & CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited
	YTD Jun	YTD Jun
	2007	2006
Cash flows from operating activities:
Net income	$32,197	$30,408
Depreciation and amortization	9,873	5,097
Adjustments for other non-cash items	3,726	(632)
Cash flows from earnings	45,796	34,873
Change in working capital and other:
Accounts receivable	(25,153)	(21,644)
Inventories	(43,611)	(20,089)
Accounts payable and accruals	8,195	21,681
Income taxes payable	(1,861)	(6,588)
Other	5,472	518
Cash flows from changes in working capital	(56,958)	(26,122)
Cash flows from operating activities	(11,162)	8,751
Cash flows from investing activities:
Capital expenditures	(8,371)	(7,804)
Other	23	—
Cash used in investing activities	(8,348)	(7,804)
Cash flows from financing activities:
Funding from, payments of long/short term debt	(68,459)	(743)
Proceeds from issuance of common stock and other	93,533	6,174
Common and preferred stock dividends	(2,401)	(1,207)
Cash provided by financing activities	22,673	4,224
Effect of exchange rate changes on cash	375	419
Net increase in cash	3,538	5,590
Cash — beginning of year	$9,526	$37,392

Cash — end of period	$13,064	$42,982

Ending Debt, Net of Cash Position	$144,784	$36,820

Debt-to-Total Capital	31.2%	27.3%